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                                                                   Exhibit 99.01

     FOR IMMEDIATE RELEASE
     Contact:
     Fran Barsky
     Investor Relations Manager
     Cree, Inc.
     (T) 919-313-5397
     (F) 919-313-5452
     email: fran_barsky@cree.com
            --------------------

                Cree Seeks To Have Eric Hunter Lawsuit Dismissed

Durham, NC, June 26, 2003 - Cree, Inc. (Nasdaq: CREE) today announced that it has filed a motion to dismiss the lawsuit filed against it by Eric Hunter and his wife. In documents filed in federal court in Greensboro, North Carolina today, Cree asserts that the lawsuit lacks merit and asked the court to dismiss the six-page complaint on the grounds that it is deficient on its face and utterly fails to allege any specific acts of wrongdoing as required by the Private Securities Litigation Reform Act of 1995 and the Federal Rules of Civil Procedure.

Commenting on the motion to dismiss, Chuck Swoboda, Chief Executive Officer of Cree, stated "I am concerned that the vague accusations made by Eric Hunter and his wife appear to be designed to hurt our shareholders and confuse the public. The motion to dismiss is the first of many steps we plan to take to defend Cree and protect our shareholders' interests." Swoboda added, "We remain focused on running the day-to-day business, executing our operating plan and developing new products for our customers."

Spokesperson Fran Barsky also noted, "Despite Eric Hunter's continued unsupported accusations to the media, Cree intends to respond to his allegations in court. The investing public and media should closely compare statements Eric Hunter and his counsel make to the media to documents actually filed in court by him and other parties."

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide, gallium nitride and silicon materials technology to produce new and enabling semiconductors. The products include blue, green and ultraviolet
(UV) light emitting diodes, near UV lasers, radio frequency and microwave devices, and power switching devices. Applications for these products include solid state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

Cautionary Statement

Statements in this press release that are not solely historical in nature may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated, including the risks and


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uncertainties of litigation generally, and employment, securities and defamation litigation in particular; the substantial expense of such litigation regardless of its outcome; the substantial management time and attention required by such litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended June 30, 2002 and subsequent reports.

Cree and the Cree logo are registered trademarks of Cree, Inc.